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Exhibit 10.10

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

    THIS SECOND AMENDMENT TO EMPLOYMENT AGREEMENT ("Amendment") is entered into this 1st day of February, 1998, by and between Ticketmaster Corporation, an Illinois corporation ("Ticketmaster") and Marc Bension, an individual ("Executive"), with reference to the following facts:

    WHEREAS, Ticketmaster and Executive entered into that certain Employment Agreement dated as of February 1, 1994, as amended by that certain Amendment to Employment Agreement dated as of January 31, 1996 (collectively, the Employment Agreement).

    WHEREAS, Ticketmaster and Executive hereby desire to amend the Employment Agreement in the manner set forth herein.

    NOW, THEREFORE, in consideration of the mutual premises and covenants set forth herein, the parties hereby agree as follows:

    1.  Defined Term(s).  All capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Employment Agreement.

    2.  Extension of the Term.  The term of the Employment Agreement is hereby extended for a period of three (3) additional years, commencing on February 1, 1999 and ending on January 31, 2002 (the Extension Period), subject to early termination as provided in the Employment Agreement.

    3.  Base Salary Amount During Extension Period.  The Base Salary Amount during each Contract Year of the Extension Period shall be $525,000, $525,000 and $550,000 per annum, respectively.

    4.  Modification of Terms.

    (a) Section 4 of the Employment Agreement is hereby deleted in its entirety and replaced with the following provision:

    "4.  Position and Duties.  Executive shall serve as the Executive Vice President of the Company and President and CEO of its subsidiary joint venture, Pacer/Cats/CCS. Subject to the authority of the Board of Directors and the Chief Executive Officer of the Company, the Executive shall have such powers and duties as may from time to time be prescribed by the Board of Directors or the Chief Executive Officer of the Company. Executive agrees to serve without further compensation, if elected or appointed thereto, as an officer or a director of any of the Company's subsidiaries and affiliates. During Executive's employment by the Company, he will be entitled to indemnification as an officer of the Company (and, if so elected, as an officer or director of any of the Company's subsidiaries or affiliates) in the manner provided by the Illinois Business Corporation Act of 1983, as amended, and the Company's Articles of Incorporation and By-Laws, as amended."

    5.  Continued Effectiveness of Agreement.  Except as expressly set forth herein, the Employment Agreement shall continue in full force and effect in accordance with the terms and provisions thereof.

    IN WITNESS WHEREOF, the parties have executed this Second Amendment as of the date first written above.

TICKETMASTER CORPORATION, an Illinois corporation

By:	[/s/ ILLEGIBLE ]	/s/ MARC BENSION Marc Bension, an individual
Title:	S.V.P.

AMENDMENT TO EMPLOYMENT AGREEMENT

    THIS AMENDMENT TO EMPLOYMENT AGREEMENT ("Amendment") is entered into this 31st day of January, 1996, by and between Ticketmaster Corporation, an Illinois corporation ("Ticketmaster") and Marc Bension, an individual ("Executive"), with reference to the following facts:

    WHEREAS, Ticketmaster and Executive entered into that certain Employment Agreement dated as of February 1, 1994.

    WHEREAS, Ticketmaster and Executive hereby desire to amend the Employment Agreement in the manner set forth herein.

    NOW, THEREFORE, in consideration of the mutual premises and covenants set forth herein, the parties hereby agree as follows:

    1.  Defined Term(s).  All capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Employment Agreement.

    2.  Modification of Terms.

    (a) Section 4 of the Employment Agreement is hereby deleted in its entirety and replaced with the following provision:

    "4.  Position and Duties.  Executive shall serve as the Executive Vice President of the Company. Subject to the authority of the Board of Directors and the Chief Executive Officer of the Company, the Executive shall have such powers and duties as may from time to time be prescribed by the Board of Directors or the Chief Executive Officer of the Company. Executive agrees to serve without further compensation, if elected or appointed thereto, as an officer or a director of any of the Company's subsidiaries and affiliates. During Executive's employment by the Company, he will be entitled to indemnification as an officer of the Company (and, if so elected, as an officer or director of any of the Company's subsidiaries or affiliates) in the manner provided by the Illinois Business Corporation Act of 1983, as amended, and the Company's Articles of Incorporation and By-Laws, as amended."

    (b) The sixth line of the second paragraph of Section 6(a) of the Employment Agreement is hereby modified by deleting the words "and Chief Operating Officer" from said provision.

    3.  Conflicting Terms.  In the event a conflict arises between this Amendment and the terms and conditions of the Employment Agreement, then the terms and conditions of this Amendment shall control.

    IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

TICKETMASTER CORPORATION,
an Illinois corporation

By:	[ILLEGIBLE] Title: President	/s/ Marc Bension Marc Bension, an individual

EMPLOYMENT AGREEMENT

    AGREEMENT, dated as of February 1, 1994, between Ticketmaster Corporation, an Illinois Corporation (the "Company"), and Marc Bension ("Executive").

W I T N E S S E T H:

    WHEREAS, the Company is desirous of employing Executive, and Executive is desirous or being employed by the Company, on the terms and subject to the conditions set forth in this Agreement;

    NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements contained herein and other good and valuable consideration the receipt and sufficiency of which are hereby mutually acknowledged, the parties hereto agree as follows:

    1.  Definitions.  The following terms shall have the indicated meanings when used in the Agreement, unless the context requires otherwise:

      (a) "Base Salary Amount" shall mean $475,000 during the first contract Year and $500,000 during each of the second through fifth Contract Years.

      (b) "Benefit Plan" shall mean each vacation pay, sick pay, retirement, welfare, medical, dental, disability, life insurance or other employee benefit plan, program or arrangement.

      (c) "Board of Directors" shall mean the Board of Directors of the Company.

      (d) "cause" shall have the meaning ascribed to that term in Section 7.

      (e)"Common stock" shall mean the Common Stock, no par value, of Ticketmaster Holdings.

      (f)  "Consulting Period" shall have the meaning ascribed to that term in Section 9(a).

      (g) "Contract Year" shall mean each year during the term hereof commencing February 1 and ending on the immediately following January 31.

      (h) "Customer" shall have the meaning ascribed to that term in Section 9(d).

      (i)  "Disability" shall have the meaning ascribed to that term in Section G(a).

      (j)  "Disability Period" shall have the meaning ascribed to that term in Section 6(a).

      (k) "Proprietary Information of the Company" shall have the meaning ascribed to that term in Section 10(a).

      (l)  "Ticketmaster Businesses" shall have the meaning ascribed to that term in Section 9(b).

      (m) "Ticketmaster Holdings" shall mean Ticketmaster Holdings Group, Ltd., an Illinois corporation and the parent of the Company.

    2.  Employment.  The Company hereby employs Executive, and Executive hereby accepts employment with the Company, in the terms and subject to the conditions set forth herein.

    3.  Term of Employment.  The term of employment hereunder shall be for a period of five years commencing on the date hereof and ending on January 31, 1999, subject to early termination as herein provided.

    4.  Position and Duties.  Executive shall serve as the Executive Vice President and Chief Operating Officer of the Company. Subject to the authority of the Board of Directors and the Chief Executive Officer of the Company, the Executive shall have supervision and control over, and responsibility for, the general management and operation of the Company and shall have such other powers and duties as may from time to time be prescribed by the Board of Directors or the Chief Executive Officer of the Company. Executive agrees to serve without further compensation, if elected or appointed thereto, as an officer or a director of any of the Company's subsidiaries and affiliates. During Executive's employment by the Company, he will be entitled to indemnification as an officer of the Company (and, if so elected, as an officer or director of any of the Company's subsidiaries or affiliates) in the manner provided by the Illinois Business Corporation Act of 1983, as amended, and the Company's Articles of Incorporation and By-Laws, as amended.

    5.  Exclusive Duties.  During Executive's employment by the Company, Executive shall devote his entire working time, attention and energies to the business of the Company and will not take any actions of the kind described in Sections 9(b), 9(c) and 9(d).

    6.  Compensation and Other Benefits.

      (a) Base Salary.  During each Contract Year of the term hereof, the Company shall pay to Executive the Base Salary Amount; provided, however, that the Base Salary Amount shall not begin to accrue or be paid by the Company until this Agreement becomes effective in the manner contemplated by Section 11(1). The Base Salary Amount shall be paid to Executive in accordance with the Company's regular payroll practices with respect to senior management compensation.

      In the event that Executive shall become disabled as a result of bodily injury or physical or mental illness (whether or not occupational) to such extent that in the sole opinion of the Board of Directors, based upon competent medical advice, he can no longer perform the duties of Executive Vice President and Chief Operating Officer of the Company (a "Disability"), the Company shall only be obligated to continue to pay the Base Salary Amount to Executive for the 120-day period immediately following the date of Disability (the "Disability Period"); provided, however, that if at the date of Disability the Company is not maintaining the disability insurance policy referred to in Section 6(e), then the Disability Period shall be extended for one additional year. The right to receive salary payment during the Disability Period shall survive any termination of employment by virtue of Disability pursuant to Section 7.

      (b) Annual Performance Bonuses.  During each Contract Year, the Company shall pay Executive an annual performance bonus as determined by the Board of Directors or its Compensation Committee in its sole discretion, the determination of which shall be based upon such standards, guidelines and factual circumstances as the Board of Directors of its Compensation Committee deems relevant, including, without limitation, the operating results for the Company during such Contract Year, the importance of the efforts of Executive in achieving such operating results and the achievement by the Company and/or Executive of performance goals previously established by the Board of Directors for such Contract Year; provided, however, that in no event shall the bonus for any full Contract Year of the term hereof be less that $100,000.

      (c) Expenses.  Executive shall be entitled to receive prompt reimbursement from the Company for all documented business expenses incurred by him if the performance of his duties hereunder, provided that Executive properly accounts therefor in accordance with the Company's reimbursement policy, including, without limitation, the submission of supporting evidence as reasonably requested by the Company. While traveling on Company business, Executive shall be entitled to transportation and accommodations consistent with his position with the Company.

      (d) Fringe Benefits.  During the term hereof, Executive shall be entitled (i) to participate in and receive benefits under all of the Company's Benefit Plans generally available to senior management of the Company and (ii) to receive an automobile allowance in the amount of $1,200 per month. To the extent not covered by the Company's Benefit Plans, Executive shall be entitled to reimbursement from the Company for all reasonable medical and health expenses incurred by Executive for his benefit or for the benefit of his dependents.

      (e) Insurance.  The Company agrees to maintain in effect during the term hereof insurance on Executive's life payable to his estate or his named beneficiary or beneficiaries in the amount of $1,000,000; provided, however, that Executive shall reimburse the Company for any and all premiums paid by the Company with respect to such insurance in excess of the preferred or select premium rate for non-smokers. In addition, so long as Executive is insurable at standard insurable rates, the Company agrees to also maintain in effect during the term hereof a disability insurance policy whereby Executive will be entitled to receive that Base Salary Amount during the two-year period immediately following the end of a Disability Period.

      (f)  Vacations.  During the term hereof, Executive shall be entitled to sick leave and paid holidays consistent with the Company's sick leave and holiday policy for senior management and up to three weeks paid vacation during each Contract Year.

      (g) Stock Options.  Upon the adoption by Ticketmaster Holdings of a stock option plan for senior management of Ticketmaster Holdings and its subsidiaries, Executive shall be entitled to receive non-statutory stock options to purchase 212,089 shares of Common Stock at an exercise price of $4.715 per share plus such amount, if any, determined by dividing 36,699,041 (as adjusted for any stock dividend, stock split or combination or similar transaction involving the Common Stock) into any additional capital contribution made by Paul Allen to Ticketmaster Holdings pursuant to a letter agreement, dated December 15, 1993, between Paul Allen and Ticketmaster Holdings. The stock options will only be exercisable to the extent that Executive is then vested in such stock options. Executive shall vest in 25% of the stock options on February 1, 1995 (unless this Agreement does not become effective, pursuant to Section 11(1), before March 1, 1995, in which event the initial 25% of the stock options shall vest on the first anniversary of the effective date) and shall vest in the remaining 75% of the stock options monthly pro rata over the 36 month period immediately following the vesting date of the initial 25% of the stock options. Notwithstanding the foregoing, in the event that a stock option plan for senior management of Ticketmaster Holdings and its subsidiaries has not been adopted by Ticketmaster Holdings by July 31, 1994, Executive shall be entitled to receive non-statutory stock options (separate from, and instead of under, a stock option plan) upon the same terms as set forth above. Any stock options granted to Executive pursuant to this Section 6 shall not be affected by an modifications to or the subsequent termination of any stock option plan, if adopted, unless required by law.

    7.  Termination.  The Company or Executive may terminate the employment of Executive hereunder upon the occurrence of a Disability (as defined in Section 6(a)) for a period of no less than 120 days during any consecutive twelve-month period. The Company may also terminate the employment of Executive hereunder upon Executive's death or for Cause. For purposes hereof, "Cause" shall mean (i) fraud, theft, misappropriation of funds or conviction of a felony, (ii) Executive's engagement in illegal conduct tending to place Executive or the Company in disrepute, (iii) dereliction or gross misconduct in Executive's performance of his duties as an employee of the Company or the failure of Executive to perform his duties in a manner consistent with the instructions of the Board of Directors or the Chief Executive Officer of the Company or (iv) violation by Executive of any of his covenants contained in this Agreement, including, without limitation, Section 10. Notwithstanding the foregoing, before the Company may terminate the employment of Executive for Cause, the Company shall deliver to Executive not less than ten business days prior written notice of the Company's intention to terminate Executive's employment together with a statement of the basis for such termination, and Executive shall be afforded (i) an opportunity to respond to the Company during such ten-business day period and (ii) in the event that the basis for such termination is clause (iii) or (iv) above, an opportunity to remedy the situation resulting in the Company's determination to terminate for Cause so long as such situation is non-repetitive in nature. Upon the termination of Executive's employment for any reason, Executive shall be entitled to receive all compensation (including, without limitation, a pro rata portion of the minimum annual performance bonus, unless such termination is for Cause) for the then current Contract Year through the date of such termination plus all accrued but unreimbursed expenses. In addition, upon the termination of Executive's employment for any reason other than for or by virtue of Cause, death, Disability, an injunction or other similar equitable relief being granted by a court in favor of Executive's former employer which results in Executive's inability to perform this Agreement, or Executive's voluntary termination of employment, the Company shall continue to be responsible for the payment of all Base Salary Amount and minimum annual performance bonuses for the remainder of the term hereof; provided, however, that Executive shall have a duty to mitigate commencing on the first anniversary of the date of termination; and, further provided that Executive shall perform his covenants, duties and obligations under Sections 9(b), 9(c) and 9(d) during the remainder of the term hereof. Termination of Executive's employment shall not affect Executive's ability to exercise stock options that have vested prior to the date of termination.

    8.  Developmental Rights.  Executive agrees that any developments by way of invention, design, copyright, trademark or other matters which may be developed or perfected by him during the term hereof, and which relate to the business of the Company or its subsidiaries or affiliates, shall be the property of the Company without any interest therein by Executive, and he will, at the request and expense of the Company, apply for and prosecute letters patent therein in the United States or in foreign countries if the Company so requests, and will assign and transfer the same to the Company together with any letters patent, copyrights, trademarks and applications therefor; provided, however, that the foregoing shall not apply to an invention that Executive develops entirely on his own time without using the Company's equipment, supplies, facilities or trade secret information except for those inventions that either:

      (a) relate at the time of conception or reduction to practice of the invention to the Company's business, or actual or demonstrably anticipated research or development of the Company; or

      (a) result from any work performed by Executive for the Company.

    9.  Consulting.

      (a)  Consulting Services.  During the two-year period commencing immediately upon the termination of Executive's employment for any reason (other than Executive's death) (the "Consulting Period"), Executive shall be available for consultation with the Company and its subsidiaries and affiliates concerning their general operations and the industries in which they engage in business. In addition, during the Consulting Period, consultant will aid, assist and consult with the Company and its subsidiaries and affiliates with respect to their dealings with clients and the enhancement of their recognition and reputation. During the Consulting Period, Executive shall devote such time and energies to the affairs of the Company as may be reasonably required to carry out his duties hereunder without jeopardizing Executive's then full-time, non-Ticketmaster Business employment opportunities. In consideration of Executive's consulting services, and in consideration of Executive's covenants contained in this Section 9, the Company shall pay to Executive $50,000 during each full year of the Consulting Period, payable on the last day of each such year. The Company further agrees to reimburse Executive for all reasonable and necessary business expenses incurred by Executive in the performance of his consulting services in accordance with the Company's reimbursement policy, including, without limitation, the submission of supporting evidence as reasonably required by the Company.

      (b)  Covenant Not to Compete.  During the Consulting Period, Executive shall not, without the prior written consent of the Company, directly or indirectly engage in or assist any activity which is the same as, similar to or competitive with the Ticketmaster Businesses (other than on behalf of the Company or any of its subsidiaries or affiliates) including, without limitation, whether such engagement or assistance is as an officer, director, proprietor, employee, partner, investor (other than as a holder of less than 5% of the outstanding capital stock of a publicly traded corporation), guarantor, consultant, advisor, agent, sales representative or other participant, anywhere in the world that the Company or any of its subsidiaries or affiliates has been engaged, including, without limitation, the United States, Canada, Mexico, England, Ireland, Scotland, Europe and Australia. Nothing herein shall limit Executive's ability to own interests in or manage entities which sell tickets as an incidental part of their primary businesses (e.g. cable networks, on-line computer services, sport teams, arenas, hotels, cruise lines, theatrical and movie productions and the like) and which do not hold themselves out generally as competitors of the Company and its subsidiaries and affiliates. The "Ticketmaster Businesses" shall mean the computerized sale of tickets for sporting, theatrical, cinematic, live theatrical, musical or any other events on behalf of various venues and promoters through distribution channels currently being utilized by the Company or any of its subsidiaries or affiliates (as such term is defined in Rule 405 of Regulation C promulgated under the Securities Act of 1933, as amended).

      (c)  Solicitation of Employees.  During the Consulting Period, Executive shall not (i) directly or indirectly induce or attempt to induce (regardless of who initiates the contact) any person then employed (whether part-time or full-time) by the Company or any of its subsidiaries or affiliates, whether as an officer, employee, consultant, adviser or independent contractor, to leave the employ of the Company or to cease providing or otherwise alter the services then provided to the Company or to any of its subsidiaries or affiliates or (ii) in any other manner seek to engage or employ any such person (whether or not for compensation) as an officer, employee, consultant, adviser or independent contractor in connection with the operation of any business which is the same as or similar to any of the Ticketmaster Businesses.

      (d)  Non-Solicitation of Customers.  During the Consulting Period, Executive shall not solicit any Customers of the Company or any of its subsidiaries or Affiliates or encourage (regardless of who initiates the contract) any such Customers to use the facilities or services of any Competitor of the Company or any of its subsidiaries or affiliates. "Customer" shall mean any person who engages the Company or any of its subsidiaries or affiliates to sell, on its behalf as agent, tickets to the public.

    10.  Confidentiality.  Executive shall not at any time (during or for a period of sixty (60) months after termination of employment) disclose (except as may be required by law) or use, except in the pursuit of the business of the Company or any of its subsidiaries or affiliates, any Proprietary Information of the Company. "Proprietary Information of the Company" means all information known or intended to be known only to employees of the Company or any of its subsidiaries or affiliates in a confidential relationship with the Company or any of its subsidiaries or affiliates relating to technical matters pertaining to the business of the Company or any of its subsidiaries or affiliates, but shall not include any information within the public domain. Executive agrees not to remove any documents, records or other information from the premises of the Company or any of its subsidiaries or affiliates containing any such proprietary information, except in the pursuit of the business of the Company or any of its subsidiaries or affiliates, and acknowledges that such documents, records and other information are the exclusive property of the Company or its subsidiaries or affiliates. Upon termination of Executive's employment, Executive shall immediately return all Proprietary Information of the Company and all copies thereof to the Company.

    11.  General Provisions.

      (a)  Expenses.  All costs and expenses incurred by either of the parties in connection with this Agreement and any transactions contemplated hereby shall be paid by that party.

      (b)  Notices.  All notices, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by cable, by telecopy, by telegram, by telex or by registered or certified mail to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11(b):

    (a) If to the Company:

      Ticketmaster Corporation
      3701 Wilshire Boulevard
      7th Floor
      Los Angeles, California 90010
      Attention: Chairman of the Board
      Telecopy No.: (213) 382-1146

      With a copy to:

      Neal Gerber & Eisenberg
      Two North LaSalle Street
      Chicago, Illinois 60602
      Attention: Charles Evans Gerber
      Telecopy No.: (312) 269-8000

    (b) If to Executive:

      Marc Bension
      14504 Valley Vista
      Sherman Oaks, California 91403
      Telecopy No.: (818) 990-6223

      With a copy to:

      Katz, Smith & Cohen
      3423 Piedmont Road
      Suite 200
      Atlanta, Georgia 30505
      Attention: Joel Katz
      Telecopy No.: (404) 237-5260

      (c)  Headings.  The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

      (d)  Successors; Binding Agreement.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, devisees, legatees, executors, administrators, successors and personal or legal representatives. If Executive is domiciled in a community property state that has adopted the Uniform Marital Property Act or equivalent or if Executive is domiciled in a state that grants to his spouse any other marital rights in Executive's assets (including, without limitation, dower rights or a right to elect against Executive's will or to claim a forced share of Executive's estate), this Agreement shall also inure to the benefit of, and shall also be binding upon, his spouse. If Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's designee or, if there be no such designee, to Executive's heirs, devisees, legatees or executors or administrators of Executive's estate, as appropriate.

      (e)  Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under existing or future laws effective during the term of this Agreement, such provisions shall be fully severable, the Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

      (f)  Entire Agreement.  This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, both written and oral, between the Company and the Executive with respect to the subject matter hereof and thereof.

      (g)  Assignment.  This Agreement and the rights and duties hereunder are not assignable by Executive. This Agreement and the rights and duties hereunder may not be assigned by the Company without the express written consent of Executive (which consent may be granted or withheld in the sole discretion of the Executive), except that such consent shall not be required in order for the Company to assign this Agreement or the rights or duties hereunder to an affiliate (as such term is defined in Section 9(b)) of the Company or to a third party in connection with the merger or consolidation of the Company with, or the sale of all or substantially all of the assets or business of the Company to, that third party.

      (h)  Amendment; Waiver.  This Agreement may not be amended or modified except by an instrument in writing signed by, or on behalf of, the Company and Executive. Either party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party of (b) waive compliance with any of the agreements or conditions of the other party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any such rights.

      (i)  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Illinois, applicable to contracts executed in and to be performed entirely within that state.

      (j)  Equitable Relief.  Executive acknowledges that the covenants contained in Sections 9 and 10 are reasonable and necessary to protect the legitimate interests of the Company, that in the absence of such covenants the Company would not have entered into this Agreement, that any breach or threatened breach of such covenants will result in irreparable injury to the Company and that the remedy at law for such breach or threatened breach would be inadequate. Accordingly, the Executive agrees that the Company, in addition to any other rights or remedies which it may have, shall be entitled to seek such equitable and injunctive relief as may be available from any court of competent jurisdiction to restrain the Executive from any breach or threatened breach of such covenants.

      (k)  Attorneys' Fees.  If any legal action or other proceeding is brought for the enforcement of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

      (l)  Counterparts.  This Agreement may be executed in one or more counterparts, and by the parties hereto in separate counterparts, each of which when executed shall be deemed to be an original while all of which taken together shall constitute one and the same instrument; provided, however, that, notwithstanding anything to the contrary contained herein, this Agreement shall not become effective unless or until the parties hereto exchange counterparts hereof. The Company shall be obligated to exchange counterparts if it receives on or before April 30, 1994 written notice from Executive that he is no longer employed by MCA, Inc. or any other person, that he is no longer obligated to any such former employer in a manner that would materially interfere with his performance hereunder and that, to the best of his knowledge, his performance hereunder will not result in a breach of or a default under his employment agreement with MCA, Inc.

    IN WITNESS WHEREOF, the Company and Executive have executed this Agreement as of the date and year first written above.

TICKETMASTER CORPORATION
By:	/s/ [ILLEGIBLE]
Title:	President

MARC BENSION

    IN WITNESS WHEREOF, the Company and Executive have executed this Agreement as of the date and year first written above.

TICKETMASTER CORPORATION
By:

Title:

/s/ MARC BENSION
MARC BENSION

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SECOND AMENDMENT TO EMPLOYMENT AGREEMENT
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EMPLOYMENT AGREEMENT
W I T N E S S E T H